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infoUSA Inc.
(Name of Registrant as Specified In Its Charter)

Dolphin Limited Partnership I, L.P.
Dolphin Financial Partners, L.L.C.
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Materials posted by Dolphin on www.iusaccountability.com.

Contact: Art Crozier, Innisfree (212) 750-5833

DOLPHIN ISSUES THIRD REPORT TO infoUSA SHAREHOLDERS

DOLPHIN RELEASES MR. VINOD GUPTA’S SEPTEMBER 7, 2005 LETTER TO THE BOARD

“To put me back in the poison pill would be a wrong move.
My family holdings of 40% keep the other short sellers honest. ”

“When our stock got crushed, I had no choice but to support the stock.
That was the primary reason for offering $11.75 for the shares.”

STAMFORD, Conn., May, 2, 2006—Dolphin Limited Partnership I, L.P. and Dolphin Financial Partners, L.L.C., which together hold 2.0 million shares (3.6%) of infoUSA Inc. (NASDAQ: IUSA), today issued a third report to all infoUSA shareholders based upon Company documents obtained through Dolphin’s books and records request under Delaware law.

This latest report relates to a letter dated September 7, 2005 that Mr. Vinod Gupta, Chairman, CEO and 40% shareholder of infoUSA, wrote to the full Board. Dolphin believes that the letter again demonstrates why Mr. Vinod Gupta should not be serving as a director of the Company, and why he and the other Company nominees who have been unable or unwilling to rein him in should also not be re-elected to the Board. Mr. Vinod Gupta’s letter was in response to an August 31, 2005 letter Dolphin had sent to the full Board on a broad range of issues, including Mr. Vinod Gupta’s exemption from infoUSA’s poison pill and his June 13, 2005 offer to acquire infoUSA for $11.75 per share.

Dolphin believes that it is important for all shareholders to see Mr. Vinod Gupta’s letter first hand, the full text of which is now available on Dolphin’s Web site: www.iusaccountability.com. Dolphin’s August 31, 2005 letter appears in its proxy materials.

While shareholders should read Mr. Vinod Gupta’s letter in full, together with Dolphin’s commentary appearing on the Web site, we now draw your attention to two statements in particular:

Mr. Vinod Gupta’s Exemption from the Shareholder Rights Plan

Dolphin’s August 31st letter (as well as subsequent letters) challenged the exemption from the Company’s shareholder rights plan for Mr. Vinod Gupta and his affiliates, particularly in light of Mr. Vinod Gupta’s statement that he would be unwilling to sell his shares in a competing transaction even if it offered more value to shareholders. This is how Mr. Vinod Gupta responded:

To put me back in the poison pill would be a wrong move. My family holdings of 40% keep the other short sellers honest. That means that they cannot play games with the stock because they know that I am willing to buy back the shares.

According to Mr. Vinod Gupta, he and his affiliates, as the only shareholders exempt from the shareholder rights plan, should be allowed to accumulate unlimited amounts of Company stock in the open market and through option exercises thereby positioning him to obstruct transactions with other parties that may be in the best interests of all shareholders, in order to keep “short sellers” in check. We think—and we believe that other shareholders will agree—that this explanation is simply gibberish.

Not surprisingly, there is no trace of his argument in the minutes of the Board adopting the shareholder rights plan in July 1997. In fact, there is no discussion whatsoever in those Board minutes that we received regarding Mr. Vinod Gupta’s exemption from the shareholder rights plan. (These minutes are now available at www.iusaccountability.com.)

As a result of this lack of oversight by the full Board, Mr. Vinod Gupta has been free to accumulate shares and receive and exercise options that are dilutive to other shareholders. Dolphin finds the actions of both Mr. Vinod Gupta and the full Board in this regard very disturbing and detrimental to the interests of unaffiliated shareholders.

Mr. Vinod Gupta’s Failed $11.75 Offer Proposal

In Dolphin’s August 31st letter, Dolphin questioned the fairness and opportunism of Mr. Vinod Gupta’s $11.75 bid for the Company in June 2005. This is his response:

After we lowered our revenue guidance due to the Donnelley Marketing revenue shortfall, our stock got crushed. At that time I had no choice but to support the stock. That was the primary reason for offering $11.75 for the shares.

This confession shocks us. In addition to the possible implications of this statement under federal securities law, it implies that Mr. Vinod Gupta did not make his bid in good faith, but rather in order to prop up the Company’s stock price. The full Board established a Special Committee, which expended considerable time, effort and shareholder funds to evaluate an offer that appears to have been illusory. How can the full Board allow Mr. Vinod Gupta to continue to chair the infoUSA Board?

This is yet another demonstration of why infoUSA shareholders need to elect the three new highly qualified and independent directors nominated by Dolphin. These nominees have no ties to Dolphin or to infoUSA or its management.

Dolphin will continue to report to all infoUSA shareholders its findings under its books and records requests and to make these reports available at the www.iusaccountability.com Web site.

Dolphin is making available below the letter that Mr. Vinod Gupta, Chairman and CEO of infoUSA, sent to the full Board on September 7, 2006. Mr. Vinod Gupta’s letter was apparently delivered in response to Dolphin’s letter of August 31, 2005 to the Company’s non-management directors. Dolphin’s letter appears on pages 16-19 of Dolphin’s proxy statement, which you may also access on this site.

As you read Mr. Vinod Gupta’s letter, you should keep the following points in mind. We have keyed the points to the numbered paragraphs in his letter:

1.	Who is Dolphin? Who is Mr. Vinod Gupta?

Dolphin is now in its twelfth year of operations and consists of a number of sizeable investment entities. Dolphin regularly files reports on Form 13F with the SEC. From time to time, Dolphin gets involved with companies in which it invests and has successfully worked to increase value for all shareholders. In fact, Dolphin has always sought to promote the interests of and value for ALL shareholders.

Mr. Vinod Gupta’s suggestion that Dolphin was trying to “make a quick buck and get out,” is simply not credible. It is a fact that Mr. Vinod Gupta offered to buy the Company at $11.75 per share on June 13, 2005 after lowering guidance on June 8, 2005, knocking 20% off of IUSA’s share price.

Dolphin owns 2.0 million shares of IUSA and has invested considerable resources to present the facts to all shareholders. This has included an extensive books and records search under Delaware law, and a court action to have confidentiality lifted in order to present these documents to you. Dolphin executed a confidentiality agreement enabling it to provide the information to any 2% shareholder that executed the confidentiality agreement. One shareholder did so and received the information.

2.	The Planes

As noted in its first report to all shareholders on April 21, 2006, Dolphin will have more to say in a subsequent report to all shareholders, about the usage of and the Company’s payments for private jets. At this point, we remind shareholders that the Company’s significant locations are listed in its 2005 Form 10-K annual report. Out of the seven identified “primary” locations, six are in close driving proximity of the Company’s main Omaha, NE headquarters. Only one—in Marshfield, WI—is out of the way. Unusually, this is where the Company has chosen to hold this year’s annual meeting.

3.	The University of Nebraska - Lincoln Skybox

Mr. Vinod Gupta refers to people running much larger companies, such as Bill Gates, Warren Buffet and Larry Ellison. Mr. Gates runs a company with a market capitalization of $248 billion, Mr. Buffet $138 billion and Mr. Ellison $78 billion. IUSA has a $600 million market capitalization, a distant sixth to its publicly traded peers. As previously stated we reviewed the related party transactions of these significantly larger publicly traded peers. None of them have as a high a number or dollar amount of related party transactions as IUSA.

How the skybox came to be an asset of the Company is in our view exemplary of the full Board’s dysfunction. As outlined in our first report to all shareholders on April, 21 2006, the agreement of the Company to purchase the skybox from Annapurna, Mr. Vinod Gupta’s corporation, was signed and the check was cut months before the Audit Committee requested a review to approve the transaction, appearing to us to be a “rubber stamp” after the fact.

4.	The Boat

Dolphin will have a full report on IUSA’s 80-foot yacht, the American Princess. Currently, we refer you to Dolphin’s first report on related-party transactions issued on April 21, 2006, in which Dr. Vasant Raval, chairman of the Company’s Audit Committee, recommended that Mr. Vinod Gupta bear $278,000 of Company expense for personal use of the boat in 2004 alone, something to our knowledge he has failed to do. You may find Dr. Raval’s memo of February 8, 2005 elsewhere on this site.

5.	Growth of the Company

Mr. Vinod Gupta touts the Company’s financial accomplishments, but neglects to mention that the Company’s EBITDA is only now recovering to its level in 2001, despite an intervening revenue increase of approximately $100 million. This has led Dolphin and others to question whether the Company is experiencing organic growth, or whether acquisitions have covered up for a failure to execute internally in recent years.

6.	The Poison Pill

Dolphin has addressed in its press release of May 2, 2006, what seems to us to be an incomprehensible statement of Mr. Vinod Gupta on why he should be the only shareholder exempt from the poison pill.

7.	Value

As Dolphin has indicated on pages19 and 29 of its proxy materials, infoUSA continues to trade at a material discount from its peers, based upon customary benchmarks.

Dolphin notes that through May 1, 2006, the Company’s stock price is down over 13% since it announced its earnings miss for the first quarter of 2006 on April 21st. As such, IUSA’s stock is presently trading at a 2.4 multiple discount of Total Enterprise Value to 2006 analyst consensus estimated EBITDA, and a 5.4 multiple discount of price to 2006 estimated EPS to its publicly traded peers.

8.	The Reasons for Mr. Vinod Gupta’s Offer

Mr. Vinod Gupta’s confession shocks us. As stated in our press release of May 2, 2006, it appears that Mr. Vinod Gupta did not make his offer in good faith but rather to prop up the stock price.

9.	(and 10.) State of the Business; The Future

These appear to be rare moments of candor on the part of Mr. Vinod Gupta, in which he admits that under his leadership not all has been well with the Company. Curiously, this candor came within two weeks of a time when his undervalued bid to acquire the Company was still pending.

11. What Can the Board Do?

We ask the question differently— who is the Board and what has it done? The answer, Dolphin believes, is that this is a Board that has seen 15 directors come and go in the past decade and that has allowed Mr. Vinod Gupta a free pass, as described in Dolphin’s proxy materials. Mr. Vinod Gupta says the Board should stay united. How can it stay united if it is constantly changing?

The closing words of the letter are the most chilling:

“In the long run, we will increase shareholder value, otherwise I will come to you and say, “Let’s sell the company to the highest offer which is fair to all of the shareholders.’”

Is that why Mr. Vinod Gupta offered to buy the Company for himself at $11.75 and terminated the Special Committee after it publicly announced its desire to continue to explore value enhancing alternatives for all shareholders? See Dolphin’s outline of the going private transaction, as well as the related Board and Special Committee minutes on this site.

September 7, 2005

PERSONAL & CONFIDENTIAL
Board of Directors
infoUSA Inc.

Gentlemen:

I am writing this letter in response to a letter that you may have received from a certain shareholder, Dolphin Limited Partnership (“Dolphin”).

I believe that it is proper for me to give my response to the points raised in their letter.

1.
Dolphin is a small hedge fund in Stamford, CT. Obviously they bought our stock when it was announced that management planned to take the company private at $11.75 per share. They were probably hoping for a quick profit. When we withdrew our offer, that meant that they had to take a loss. Now they are acting like a bully and pressuring the Board of Directors into selling the company.

These hedge funds don’t care anything about management, employees, customers or enterprise value. They would rather make a quick profit and get out.

Just about any public company can be sold at a 20% premium. But, is this what we want? We could have sold the company at any time, at a premium to our stock price, but we are not here to sell businesses. We are here to expand the business and increase shareholder value. We are here to create a brand. We are here to create a bigger and better enterprise. We are here to employ more people.

We are not here to sell the company and take the money and run. I could have done that many times during my 33 years with infoUSA.

2.
Let me answer the questions about the transfer of NetJets ownership to infoUSA. In the past, these aircraft were owned by Annapurna Corporation, which I owned. It allowed Annapurna Corporation to have the debt and the long-term contracts with NetJets. That means infoUSA did not have to carry an asset or the debt for these aircraft.

Today, we own 1/8 ownership in four planes, i.e. we own half of a plane. Every flight and its business reason are documented. These planes are used by many of our managers and save time and increase productivity. A company the size of infoUSA, with our many operations within the U.S. and overseas, can easily justify more than one full plane. But, we only operate with half a plane.

When Annapurna Corporation owned the planes; it was charging infoUSA a price that was 10% below the price charged by Marquis Business Jet. That is a company owned by NetJets. infoUSA was paying less than the market price without carrying any debt or long-term obligation. Once we decided that infoUSA will no longer have related party transactions, I sold these planes to NetJets and then NetJets sold these to infoUSA at the market price. Now infoUSA is paying more for its usage, but it is a better way to show the asset and we don’t have to report this as a related party transaction.

In today’s business world, the use of a business jet has pretty much become a necessity. We don’t get many non-stop commercial flights from Omaha. Time becomes a very important factor in travel. The business jet saves us a lot of time and it also allows our executives to work during the flight. If you recall, at one time Warren Buffett used to say that business jets were dispensable. Today, Warren Buffett says that they are indispensable. We should point out to the shareholders that we only own half a jet, i.e. four interests in 1/8 plane.

This hedge fund thinks that all of our employees are in Omaha. He does not realize that we have operations in 15 different states and many foreign countries.

3.
Regarding use of the Skybox. If you read Dolphin’s letter, they are again denigrating the Nebraska board members. Do they mean that New York companies do not buy Skyboxes in Madison Square Garden, Yankees Stadium, Giants Stadium and many other sports stadiums? In fact, all of the sports teams have skyboxes owned by businesses. But somehow, people from the East Coast have a tendency to make fun of people in the Midwest. I think that it is a cheap shot, at our Nebraska people.

I paid $2 million for the Skybox. The box has always been used by infoUSA people and infoUSA customers. When I transferred the use of the Skybox to infoUSA, it was only transferred at $500,000. That means that I paid $1.5 million out of my own pocket. This is something that the Board of Directors and the shareholders do not realize. I think that we should have mentioned that Mr. Gupta paid $2 million for the Skybox and it was transferred for a half million. We use the Skybox for client entertainment and for rewarding the top performing employees.

4.
Questions Regarding the Boat. infoUSA has always had a boat for the past ten years, which has been used for client entertainment. I owned the 80 ft. boat through Annapurna Corporation and infoUSA paid for its use. Since we are eliminating related party transactions, the boat was sold to the bank and the bank is leasing it to infoUSA.

infoUSA is a business-to-business brand company. We have over four million customers. We entertain our large customers. Entertaining large customers is done by every single business in America. Our customers have a choice of buying a database from six different companies, and entertaining them is part of the selling process. A lot of these hedge funds and investment managers have never run a business. The only thing they know is how to break up a company, sell it, layoff the employees, take their money and go home.

5.	Let me talk about the entrepreneurial management of infoUSA and how it has grown the company and made money for the company many times through smart investments.

a.	infoUSA invested a million dollars in InfoSpace and realized a quick profit of $15 million within a year.

b.	infoUSA invested in Metromail and we realized a profit of $10 million.

c.	infoUSA took an option in Hogan Real Estate Data from First Data Corporation and within a month, we sold that option for a $15 million profit.

d.	infoUSA invested in Digital Impact and we realized a profit in that investment of $1.5 million.

e.	Since 1993, infoUSA has grown from $42 million in sales to $380 million in 2005. Our EBITDA has grown from $12 million in 1993 to $100 million in 2005.

f.	Our shareholder value has grown from $100 million m 1993 to over $600 million now.

Some of you may not know that we have been very opportunistic in making profits for our shareholders. We have made many intelligent investments, which have made a lot of money for the company. It does not happen by itself. We make a lot of connections, we meet people, we go to a lot of meetings, we keep our eyes and ears open so that we can make money for the shareholders. We have made over 20 acquisitions and every acquisition requires a lot of selling and persuasion before they are willing to sell their business.

6.
Regarding the poison pill and why I have been excluded from the poison pill. After we went public, my ownership in the company was roughly 75%. The question was raised that there was not enough liquidity in the marketplace and it was hurting the stock price. When I was asked to sell more shares, I agreed to do that in return for having a poison pill, and my holdings being excluded from the poison pill.

To put me back in the poison pill would be a wrong move. My family holdings of 40% keep the other short sellers honest. That means that they cannot play games with the stock because they know that I am willing to buy back the shares.

7.
In Dolphin’s letter, they talk about how infoUSA has a lot of value, but they fail to mention who created the value. Our management team and I have created the value in this company. It just did not happen by itself.

When Dolphin talks about the Gupta discount, it is quite normal for these guys to be jealous. People are jealous of Bill Gates, Warren Buffett, Larry Ellison and other successful entrepreneurs. There are plenty of people who are jealous of successful people and this hedge fund manager is one of them.

At one point in the letter, they talk about value, which I have created, and on the other side they talk about the discount. What do you believe?

8.
History of my Offer and the Reason. After we lowered our revenue guidance due to the Donnelley Marketing revenue shortfall, our stock got crushed. At that time I had no choice but to support the stock. That was the primary reason for offering $11.75 for the shares.

If you recall, the stock had dropped to $9.20 per share. After my offer, even though it has been withdrawn, the stock is hanging in around $10.80 per share. Under the circumstances, nobody can sell their shares short because they know that I am there to support it.

The role of the Special Committee was formed to review my offer. Once the offer is withdrawn, their job is done. I don’t think that they have to put the company up for sale or be influenced by the lawyers and the bankers, who only make money when there is a deal. The lawyers and bankers don’t care about the company, the employees or the customers. They just want to make a deal and make money.

9.	The State of Business at infoUSA. We have had some challenges in our Donnelley Group. Our revenue will be down by $10 million since last year. We had to make senior management changes.

In our Small Business Group, our revenue has been flat, as we migrate from a one-time customer to a subscription customer. Due to the internet, the customer who used to buy 5,000 names is now only buying 500 names. We have had to invest a lot of money in our database content, in technology development, a subscription model and then we had to spend a lot of money in advertising and brand building for our subscription model. We do see the results, but it is going to take time before we get on an internal growth path.

10.
Future Forecast. I believe that in three years, as we migrate from one-time sales to subscription selling, we will see internal growth. It is hard to see now, but as we progress and we invest in database, technology and marketing, we will see internal growth.

11.
What can the Board do at this time? I suggest that the Board stay united and work with management. We believe that we can grow the business internally. We can also use our excess cash for strategic acquisitions and make better use of our capital. In the last five years we have acquired many companies with our cash flow. These companies have been able to fill the gaps, which we had in our company, such as e-mail marketing, global business database company and other products.

If at any time I feel that we cannot grow and we are going sideways, I will be the first one to come to the Board and suggest that we sell the company, because that may be the best option for the shareholders.

Please do not forget that my family and me own 20 million shares. It represents more than 90% of our net worth. It is in my best interest to increase shareholder value for everybody including my family and me.

At this time, let us stay united. Let’s not listen to the hedge fund managers and some of the quick money artists.

In the long run, we will increase shareholder value, otherwise I will come to you and say “Let’s sell the company to the highest offer which is fair to all of the shareholders”.

Best regards,

/s/ Vinod Gupta
Vinod Gupta
VG:mld

AMERICAN BUSINESS INFORMATION, INC.

MINUTES OF A MEETING

OF THE BOARD OF DIRECTORS

July 21, 1997

Time of Meeting

A meeting of the Board of Directors of American Business Information, Inc., a Delaware corporation (the “Company”),was held at 1:15 p.m. (Omaha time)on Monday, July 21,1997.

Quorum

Participating in the meeting were the following directors :Vinod Gupta, Jon Wellman, Jon D. Hoffmaster, Harold Andersen, Gautam Gupta, George Haddix, Elliot Kaplan, George Kubat and Paul Goldner. Also participating at the invitation of the Board were Steven Purcell of the Company, Frank Currie of Wilson Sonsini Goodrich & Rosati, counsel to the Company, and Daniel Case and Robert Hobart of Hambrecht & Quist (“H&Q”) financial adviser to the Company.

Chairman and Secretary

Mr. Vinod Gupta chaired the meeting and Mr. Curie was asked to record the minutes. Noting that a quorum was present, Mr. Gupta called the meeting to order.

Discussion

Mr. Gupta opened the discussion by reviewing with the Board the recent performance of the Company and the Company’s Common Stock price. The Board discussed prevailing market conditions, including conditions in the acquisition market and the fact that the Company’s industry is undergoing rapid consolidation. Mr. Currie discussed with the Board various measures that the Board could take to ensure that, in the event that another corporation were interested in acquiring the Company, the Board of Directors would have tools available to ensure that it would be able to maximize stockholder value. In particular, Mr. Curie reviewed certain potential changes to the Company’s Bylaws, employment agreements, stockholders rights plans and changes in the Company’s capital structure, among other measures. Mr. Currie also reminded the Board of its fiduciary obligations in considering such measures.

With respect to stockholders rights plans, the Board recalled its formal discussion in November 1995 of the advisability of adopting such a plain, as well as subsequent discussions of such a plan by members of the Board. Mr. Currie reviewed for the Board the mechanics and optional features of stockholders rights plan generally. Mr. Case and Mr. Hobart then reviewed for the Board H&Q’s analysis of the Company’s historical stock price and the long-term future prospects for the Company’s stock price. The Board discussed the presentations by Messrs. Currie, Case and Hobart, and concluded that a stockholders rights plan would be in the best interest of the Company’s stockholders. The Board also determined that the $120 was a fair price at which to set the exercise price for the Preferred Shares purchase rights, representing a fair estimate of the long-term value of the Company’s stock.

Mr. Gupta then introduced a proposal for the Company to adopt a two-class structure for its Common Stock, whereby the Company’s Common Stock would be reclassified as Class B Common Stock with ten votes per share and the Company would create a new class of Common Stock, designated “Class A Common Stock,” with one vote per share (together, the “Reclassification’). If adopted, the Company would plan to issue predominantly Class A Common Stock in the future in acquisitions, financings or pursuant to stock option plans. Mr. Gupta explained that the new structure would give the Company greater flexibility to achieve strategic objectives without risking an unintended change in voting control of the Company. Mr. Currie then explained to the Board the steps that would be required to implement the change in capital structure, including the requirement to obtain Nasdaq approval and stockholder approval. Mr. Currie explained that to get the number of stockholders necessary for Nasdaq listing, it would be advisable to declare a dividend of one share of Class A Common Stock for every share of Class B Common Stock outstanding (the “Stock Dividend”). Mr. Currie further explained the effects that the Reclassification and Stock Dividend would have on the Company’s stock option plan and a possible stockholders rights plan. Mr. Case then discussed the expected effects of the Reclassification and Stock Dividend on the liquidity and price of the Company’s stock. Finally, Mr. Currie discussed with the Board the potential anti-takeover effects of the Reclassification and the Stock Dividend, and reminded the Board of its fiduciary responsibilities in considering such measures .

The Board then discussed the proposed Reclassification and Stock Dividend, and-questioned the Company’s Chief Executive Officer and Messrs. Currie, Case and Hobart on various aspects of the proposal. Noting the complexity of the issues involved in the proposal, the Board asked for further legal and financial analysis of the Reclassification and Stock Dividend from Messrs. Currie and Case. Upon conclusion off the discussion, the Board decided to defer action on the proposal until it received such further legal and financial advice, and until the Board members could have additional time to consider and discuss the proposal.

At the conclusion of the meeting, upon motion duly made and seconded, the Board adopted the following resolutions:

NOW, THEREFORE, BE IT RESOLVED: That, effective July 21, 1997, the Board of Directors hereby declares that a dividend of one right (a “Right”) for each share of the Corporation’s Common Stock, $0.0025 par value (“Common Stock”) be paid on August 14, 1997 to shareholders of record of the Common Stock issued and outstanding at the close of a business on such date, each Right representing the right to Purchase one-thousandth of a share of Series A Participating Preferred Stock (the “Preferred Shares” upon the terms and subject to the conditions set forth in the form of the Rights Agreement presented to this meeting (the “Rights Agreement”), which agreement is hereby approved in all respects.

RESOLVED: That the exercise price of the Rights shall be $120.00 per Right, and that the redemption price therefor shall be $0.001 per Right.

RESOLVED FURTHER: That an amount equal to $0.0001 per Right be charged to the surplus of the Company for each Right issued pursuant to the foregoing dividend.

RESOLVED FURTHER: That the proper officers of the Corporation are hereby authorized in the name and on behalf of the Corporation to execute the Rights Agreement, with such modifications as the officers executing the same shall approve, and to deliver the same to the Rights Agent thereunder, such execution and delivery conclusively to evidence the due authorization and approval thereof by the Corporation.

Rights Certificates

RESOLVED FURTHER: That certificates evidencing the Rights (the “Rights Certificates”) shall be substantially in the form set forth in the Rights Agreement and shall be issued and delivered as provided therein.

RESOLVED FURTHER: That the Rights Certificates shall be signed by the Chairman of the Board, the Chief Executive Officer, the President or any Vice President and by the Secretary or an Assistant Secretary of the Corporation under its corporate seal (which may be in the form of a facsimile of the seal of the Corporation), provided that the signature of any of said officers of the Corporation may, but need not be, a facsimile signature imprinted or otherwise reproduced on the Rights Certificates, and that the Corporation hereby adopts for such purpose the facsimile signature of the present or any future Chairman of the Board, Chief Executive Officer, President, Vice President and Secretary, of the Corporation, notwithstanding the fact that at the time the Rights Certificates shall be authenticated and delivered or disposed of he or she shall have ceased to be such officer.

RESOLVED FURTHER: That the proper officers of the corporation are hereby authorized to execute on behalf of the Corporation and under its corporate seal (which may be in the form of a facsimile of the seal of the Corporation) Rights Certificates issued to replace lost, stolen, mutilated or destroyed Rights Certificates, and such Rights Certificates as may be required for exchange, substitution or transfer as provided in the Rights Agreement in the manner and form to be required in, or contemplated by, the Rights Agreement.

RESOLVED FURTHER: That the Rights Certificates shall be manually countersigned by the Rights Agent and books for the registration and transfer of the Rights Certificates shall be maintained by the Rights Agent at its principal offices.

Authorization and Reservation of Preferred Shares

RESOLVED FURTHER: That the Certificate of Determination of Rights, Preferences and Privileges of Series A Participating Preferred Stock designating 35,000 shares of this Corporation’s authorized but unissued Preferred Stock as “Series A Participating Preferred Stock” and setting forth the rights, preferences and privileges thereof in the form attached hereto as Exhibit A (the “Certificate of Determination”) is hereby approved and the resolutions set forth therein are hereby adopted.

RESOLVED FURTHER: That the proper officers of the Corporation are hereby authorized on behalf of the Corporation to execute the Certificate of Determination and to cause it to be filed with the Office of the Secretary of State of Delaware and to take such other actions as may be necessary or appropriate for the authorization of such series of Preferred Shares.

RESOLVED FURTHER: That the minimum number of Preferred Shares sufficient to permit the exercise in full of all outstanding Rights at any time is hereby reserved for issuance upon exercise of the Rights, such number to be subject to adjustment from time to time in accordance with the Rights Agreement, and subject to the limitation that in no event shall the number of Preferred Shares reserved hereunder, when, added to the number of Preferred Shares then otherwise reserved for issuance by the Company, exceed the total number of authorized but unissued Preferred Shares of the Company at any time.

Appointment of Rights Agent

RESOLVED FURTHER: That NorWest Shareowner Services (the “Bank”) is hereby appointed Rights Agent under the Rights Agreement, and that upon presentation to it of Rights Certificates for exercise in accordance with the Rights Agreement, the Bank is authorized, as Transfer Agent and Registrar for the Common Stock, to issue originally, countersign, register and deliver the Preferred Shares and/or Common Shares issuable upon such exercise of the Rights.

Registration and Listing

RESOLVED FURTHER: That the proper officers of the Corporation are authorized for and on behalf of the Corporation to execute personally or by attorney-in-fact and to cause to be filed with the Securities and Exchange Commission, as and when advised by legal counsel, a registration statement under the Securities Act of 1933, as amended (the “Securities Act”), for the registration of the Preferred Shares and/or Common Shares issuable upon exercise of the Rights, and thereafter to execute and cause to be filed any amended registration statement or registration statements and amended prospectus or prospectuses, or amendments or supplements to any of the foregoing, and to cause such registration statement and any amendments thereto to become effective in accordance with the Securities Act and the General Rules and Regulations of the Securities and Exchange Commission thereunder.

RESOLVED FURTHER: That the Chief Executive Officer is hereby appointed as agent for service of the Corporation with respect to said registration statement with all the powers and functions specified in the General Rules and Regulations of the Securities and Exchange Commission under the Securities Act.

RESOLVED FURTHER: That the proper officers of the Corporation are hereby authorized, jointly and severally, in the name and on behalf of the Corporation, to take all such actions and to execute all such documents as they may deem necessary or appropriate in connection with the issuance of the Rights and the Preferred Shares and/or Common Shares issuable upon exercise of the Rights in order to comply with the Securities Act and the Securities Exchange Act of 1934, as amended.

RESOLVED FURTHER: That the proper officers of the Corporation are hereby authorized, jointly and severally, in the name and on behalf of the Corporation, to execute and file such application or applications, and amendments and supplements thereto, and take such other action as may be necessary to list the Rights (and, if in the judgment of such officers it is appropriate to do so, the Preferred Shares and/or Common Shares issuable upon exercise thereof) on the National Association of Securities Dealers Automated Quotation System, and that the proper officers of the Corporation are hereby authorized to appear before the Securities and Exchange Commission and the National Association of Securities Dealers, Inc. (the “NASD”), and to execute such papers and agreements as may be necessary to conform with the requirements of the Securities and Exchange Commission, and the NASD, and to effectuate such listing and registration.

Subsequent Issuance of Rights

RESOLVED FURTHER: That so long as the Rights are attached to the Common Stock as provided in the Rights Agreement and subject to the other provisions of the Rights Agreement, one additional Right shall be delivered with each share of Common

Stock issued after August 14,1997, including but not limited to the shares of Common Stock issued upon conversion of any convertible securities of the Corporation and the exercise of options or warrants to purchase shares of Common Stock granted by the Corporation, but excluding any now Class or Series of capital stock of the Company with voting power inferior to the voting power of the Company’s Common Stock on the date hereof.

“Blue Sky” Qualifications

RESOLVED FURTHER: That the Board of Directors deems it desirable and in the best interests of the Corporation that the Preferred Shares and/or Common Shares issuable upon exercise of the Rights be qualified or registered for sale in various jurisdictions; that the Chairman of the Board, the Chief Executive Officer, the President or any Vice President and the Secretary are hereby authorized to determine the jurisdictions in which appropriate action shall be taken to qualify or register for sale all or such part of the Preferred Shares and/or Common Shares issuable upon exercise of the Rights as said officers may deem advisable; that said officers are hereby authorized to perform on behalf of the Corporation any and all such acts as they may deem necessary or advisable in order to comply with the applicable laws of any such jurisdictions, and in connection therewith to execute and file all requisite papers and documents, including, but not limited to, applications, reports, surety bonds, irrevocable consents and appointments of attorneys for service of process; and the execution by such officers of any such papers or documents or the doing by them of any act in connection with the foregoing matters shall conclusively establish their authority therefor and the approval and ratification by the Corporation of the papers and documents so executed and the action so taken.

General Resolutions

RESOLVED FURTHER: That the Board of Directors hereby adopts, as if expressly set forth herein, the form of any resolution required by the Rights Agent or by any authority in connection with any applications, consents to service, issuer’s covenants or other documents if (i) in the opinion of the officers of the Corporation executing the same, the adoption of such resolutions is necessary or desirable and (ii)the Secretary of the Corporation evidences such adoption by inserting in the minutes of this meeting copies of such resolutions, which will thereupon be deemed to be adopted by the Board of Directors with the same force and effect as if presented at this meeting.

RESOLVED FURTHER: That the proper officers of the Corporation be, and each of them hereby is, authorized and directed, jointly and severally, for and on behalf of the Corporation, to execute and deliver all certificates, agreements and other documents, take all steps and do all things which they may deem necessary or advisable in order to effectuate the purposes of the foregoing resolutions.

RESOLVED FURTHER: That any actions taken by such officers prior to the date of this meeting that are within the authority conferred are hereby ratified, confirmed and approved all respects as the act and deed of the Corporation.

Adjournment

There being no further business, the meeting was adjourned.

RESPECTFULLYSUBMITTED:

/s/ Frank Currie
Frank Currie
                                Secretary of the Meeting

ACCEPTED AND APPROVED:

/s/ Vinod Gupta
Vinod Gupta
Chairman of the Board